CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS (i) NOT MATERIAL

AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

REDACTED INFORMATION IS MARKED WITH A [***].

Exhibit 10.1

April 15, 2026

Doug Bland

[***]

Re: Offer of Employment with Oportun, Inc.

Dear Doug:

On behalf of Oportun, Inc. and Oportun Financial Corporation (collectively “Oportun”), I am delighted to offer you employment as Oportun’s Chief Executive Officer (the “CEO”). If you accept this offer letter agreement (the “Agreement”) and satisfy the conditions of acceptance set forth herein, your employment as CEO will commence on April 20, 2026 (“Start Date”) under the following terms:

Position. You will be employed by Oportun, Inc. (the “Company”) as the CEO, reporting directly to Oportun’s Board of Directors (the “Board”), and you will have such duties, responsibilities and authority commensurate with such position and as may from time to time reasonably be assigned to you by the Board. You will be appointed to the Board effective as of the Start Date. While you are serving as the CEO, the Board and/or the Nominating, Governance and Social Responsibility Committee of the Board will nominate you for election to the Board at each annual meeting at which your term on the Board is scheduled to expire and that occurs while you are the CEO, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of Oportun is listed). For purposes of clarity, you will initially serve on the Board as a Class III director with a term expiring at Oportun’s 2028 annual meeting of stockholders. You shall not receive any compensation for your service on the Board while you are also serving as an employee of Oportun or any of its subsidiaries or affiliates. Your signature to this Agreement constitutes your irrevocable agreement to resign from the Board and all other positions that you hold with Oportun and its subsidiaries and affiliates at the time that your employment as the CEO concludes for any reason, unless requested otherwise in writing by the Board. You will cooperate with Oportun in documenting such resignation(s) and will promptly complete and return to Oportun all documents reasonably specified by Oportun for such purpose. Your irrevocable agreement to resign will survive any termination, amendment or waiver of this Agreement for so long as you are employed as the CEO.

Location. You will initially be permitted to work remotely from your personal residence in [***]. However, you will be required to frequently travel for business, and from time to time Oportun may also require you to perform your duties at the Company’s business office in San Mateo, California or other locations. Should the Company require you to relocate your primary work location to the Company’s offices in San Mateo California (or such other location where the Company maintains its main business offices at such time), the Company will assist you with the reasonable costs of your relocation, on such terms to be agreed between you and the Company. For the avoidance of doubt, in no instance will your voluntary move or change to your personal residence constitute Good Reason for your resignation under the Severance Policy (as defined below).

Obligations to Oportun. During your employment with the Company, you will devote your full business efforts and time to Oportun. While you render services to the Company you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) without the prior written approval of the Board. Notwithstanding the preceding, you may manage personal investments, participate in civic, charitable, and academic activities (if in a limited, non-leadership capacity unless a larger role is approved by the Board), and, subject to prior written approval by the Board, serve on the board of directors (and any committees thereof) and/or as an advisor of other for-profit companies, provided that such activities do not at the time the activity or activities commence or thereafter (a) create an actual or potential business or fiduciary conflict of interest or (b) individually or in the aggregate, interfere materially with the performance of your duties or obligations to Oportun. The Board may rescind its consent to any outside board service or other such activities if the Board determines that such activities compromise or threaten to compromise Oportun’s business interests or conflict with your duties to Oportun. In addition, you agree that you will not assist any person or entity in competing (or preparing to compete) with Oportun, or in hiring any employees or consultants of Oportun.

No Conflicting Obligations. By signing this Agreement, you confirm to Oportun that you have no obligations or commitments, whether contractual or otherwise that would prohibit you from performing your duties for Oportun or are inconsistent with your obligations under this Agreement and the PIIA (as defined below). In connection with your employment with the Company, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your employment with the Company will not infringe or violate the rights of any other person. You represent and warrant to Oportun that you have returned all property and confidential information belonging to any prior employer.

Base Compensation. Your starting annualized gross base salary will be $750,000, less all legally required withholdings, payable bi-weekly and, subject to your completion of the proper authorization paperwork, via direct deposit. Your salary will be reviewed from time-to-time, generally on an annual basis.

Short-Term Incentive Compensation. You will be eligible to participate in Oportun’s annual incentive program for executive officers, with the opportunity to receive an annual bonus based on achievement of performance metrics established by the Board or its Compensation and Leadership Committee (the “Committee”) in its sole discretion. Your annual target bonus for 2026 shall be 125% of your annual base salary. Whether you receive an annual bonus for a given year, and the actual amount and form of any such bonus, will be determined by the Board or Committee in its sole discretion. You must be an employee of the Company on the annual bonus payment date to be eligible to receive an annual bonus. Your 2026 annual bonus, if earned, will be prorated for the portion of 2026 during which you were employed with the Company; provided that, notwithstanding the foregoing, if your Start Date occurs on or prior to April 20, 2026, your 2026 annual bonus, if any, will not be prorated and will be calculated as if you were employed with the Company for the full year. Any annual bonus that is approved by the Board or Committee will be paid no later than March 31 of the calendar year after the applicable bonus year. The payment of any and all bonus compensation described in this section is subject to the terms and conditions of the Oportun’s annual incentive bonus program for the applicable year, which may be amended from time to time within Oportun’s sole discretion, and which governs the terms of these bonus payments, including eligibility to receive such payments.

Signing Bonus. You will be eligible to receive a $500,000 cash bonus (the “Signing Bonus”). The Signing Bonus will vest and be earned in four equal installments of $125,000 on each three-month anniversary of your Start Date (each, a “Quarterly Vest Date”), subject to your continued employment with the Company. If your employment with the Company ceases for any reason other than due to a Qualifying Termination (as defined in the Severance Policy, defined below) during the first year of your employment with the Company, you will forfeit your right to any portion of the Signing Bonus that is not vested and earned under the schedule above prior to the date your employment ceases. If you experience a Qualifying Termination within the first year of employment with the Company, you will receive any portion of the Signing Bonus not previously paid to you, provided you execute and allow to become effective a Release (as defined in the Severance Policy). All amounts of the Signing Bonus that you earn will be paid to you in a lump sum on the Company’s first regular payroll date following each Quarterly Vest Date (or in the case of your Qualifying Termination, the date the Release becomes effective) but in no event later than March 15 of the year following the year in which the payment vested.

Benefits. You will be eligible to participate in the employee benefits plans, including paid time off, that are generally made available to all similarly situated employees of the Company. Current benefits include health insurance, dental and vision coverage, long term disability, life insurance and 401(k). The specifics of the current benefit options are included as a separate document in the offer packet. Benefit enrollment forms and copies of applicable summary plan descriptions will be provided to you on or around your Start Date or upon your eligibility to participate in any of these plans. Your eligibility to participate in any employee benefit plans and the terms of your participation will be governed by the applicable benefit plan documents and nothing in this Agreement can modify the provisions of those plans.

You will also be entitled to indemnification in accordance with Oportun’s Bylaws and the terms of the Indemnity Agreement between you and Oportun provided with this Agreement.

Paid Time-Off. You will be eligible to participate in the Company’s Flexible PTO plan, which means that instead of accruing a specific number of hours or having an allotted time off balance, you will have the flexibility to take time off throughout the year with your manager’s prior written approval.

Long-Term Incentive Compensation - Equity. Subject to approval by the Committee, you will be granted a new hire equity award with a total target value of $5,000,000 on the date of grant (the “New Hire Award”), 50% of which shall be granted in the form of Restricted Stock Units to be issued shares of common stock of Oportun (“RSUs”, and such portion of the New Hire Award, the “RSU Award”) and 50% of which shall be granted in the form of performance-vesting RSUs (“PSUs”, and such portion of the New Hire Award, the “PSU Award”). The number of RSUs and PSUs (at target performance level) to be granted shall be calculated pursuant to standard Oportun policy by dividing the target value of the respective RSU Award and PSU Award, as applicable, by an average Oportun stock price over a period of time prior to the Grant Date (as defined below) as determined by the Board or Committee. If approved, the New Hire Equity Award will be granted on Oportun’s first regular quarterly grant date occurring on or after the date that is seven business days following your Start Date (the “Grant Date”), subject to your continued employment on such date.

The RSU Award will vest as follows: 33.33% of the total number of RSUs awarded will vest on the first anniversary of the Grant Date (the “First Vesting Date”) and thereafter the remaining RSUs awarded will vest in a series of eight successive equal quarterly installments following the First Vesting Date, so that you will be fully vested in all RSUs on the third anniversary of the Grant Date, subject to your continued employment with the Company. The PSU Award will have the same performance goals and vesting terms as the PSUs awarded to the Company’s other officers in March 2026. The New Hire Award is a material inducement to your acceptance of this offer of employment and each of the RSU Award and PSU Award will be granted as an inducement award under Nasdaq Listing Rule 5635(c)(4), subject to the terms of the Oportun Financial Corporation Amended and Restated 2021 Inducement Equity Incentive Plan, and an award agreement thereunder. You will be eligible to receive additional equity compensation, at the future discretion of the Board or Committee.

Long-Term Incentive Compensation – Cash. Subject to approval by the Committee, you will be granted a long-term cash retention award in the amount of $500,000, less all legally required withholdings (the “Cash LTIP”). The Cash LTIP will be granted on the Grant Date and vest in three equal annual installments measured from the Grant Date, subject to your continued employment with the Company. Cash LTIP amounts that vest will be paid in a lump sum cash payment on the Company’s first regular payroll date following the applicable vest date.

Severance Benefits. You will be eligible to receive severance benefits in accordance with the Oportun Financial Corporation Executive Severance and Change in Control Policy attached to this Agreement as Exhibit A and as it may hereinafter be amended (the “Severance Policy”) at the CEO-level designated in the Severance Policy, which is made a part of this Agreement by reference. By executing this Agreement, you agree to be subject to the terms of the Severance Policy.

At-Will Employment. Employment with the Company is “at-will.” This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time in the sole discretion of the Company. However, the “at-will” nature of your employment shall remain unchanged during your tenure as an employee of the Company and may not be changed, except in an express writing signed by you and a member of the Board acting with the authority of the Board.

Notwithstanding the above or pursuant to any other employment document or policy of Oportun to which you are subject, you shall provide the Board with no less than 60 days prior written notice of your intent to resign from, or otherwise terminate employment with, the Company. You acknowledge that this notice period is of the essence to this Agreement and is essential to ensure continuity of operations at Oportun and ensure that Oportun’s financial operations continue without disruption or detriment to Oportun. You agree to fully cooperate in the transition of duties during such period. You acknowledge that Oportun shall be entitled to initiate legal action to recover any and all such damages if you breach your notice obligations under this section. The Board may, in its sole discretion, waive all or any portion of the notice period such that your termination date becomes effective on any date during the notice period, provided that such waiver shall not be construed as a breach of this Agreement or entitle you to additional compensation unless otherwise required by applicable law. Any resignation that is accelerated by the Board shall continue to be construed as a resignation and not as a termination of employment.

Company Policies. As an employee of the Company, you will be subject to, and will be expected to comply with, its policies and procedures, personnel and otherwise, as those policies are developed and communicated to you.

Offer Documents. In addition to this offer of employment, your complete offer packet includes of certain other documents that will be sent you via DocuSign upon your digital acceptance of this Agreement.

Conditions of Offer. In order to accept this offer and for your acceptance to be effective, the following conditions must be satisfied:

1.

Successful completion of a background screen, consistent with applicable laws, which includes but is not limited to a background check of employment, education history, criminal records history, and driving record if applicable to your position;

2.	Confirmation that you are not subject to any legal restrictions on your employment at the Company as described below in this Agreement;

3.

You must sign and return the Oportun Employee Proprietary Information and Inventions Assignment Agreement (“PIIAA”), the Oportun Financial Corporation Code of Business Conduct (“Code of Conduct”), the Mutual Agreement to Arbitrate (“Arbitration Agreement”) and the Indemnity Agreement (the “Indemnity Agreement”) which are part of the offer packet referenced above by your first day of employment with the Company; and

4.	You must digitally sign and return this electronic version of this Agreement, indicating your acceptance of this offer, no later than the date specified below.

Unless and until all such steps have been completed, you should not resign your current employment or alter any personal circumstances in reliance on this offer as it may be withdrawn if any of the above conditions are not satisfied, regardless of whether you have signed the Agreement. Generally, the background screen takes some time, so please do not hesitate to reach out to me if you have any questions as to where we are in this process.

In addition, on your first day of employment, please be sure to bring the appropriate documentation to establish your identity and eligibility for employment in the United States, such as an unexpired passport or driver’s license and social security card, so that we may verify your identity and authorization to work in the U.S. pursuant to applicable federal immigration laws. If you are unable to provide such verification within three business days of the date your employment begins, this offer of employment will be withdrawn.

Restrictions on Employment. By signing this Agreement, you represent and warrant that you are not party to any agreement or subject to any applicable policy that would prevent or restrict you from engaging in employment activities competitive with the activities of your former employer or from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, your former employer, or if you are subject to such an agreement or policy, you have complied and will comply with it, and that your employment with Oportun does not violate any such agreement or policy. You further represent and warrant that if you are a party to any such agreement that may impact your employment with Oportun, you have shared a copy of this agreement with Oportun prior to signing this Agreement.

Confidential Materials. Just as Oportun takes great care to protect its confidential information and proprietary data, we respect the confidential and proprietary materials of others. In this regard, you confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to bring to Oportun. If you have any questions about the ownership of certain documents or other information, discuss such questions with your former employer before removing or copying the documents or information. No such documents or information may be brought with you to Oportun.

Taxes. All payments and benefits provided for in this Agreement (including under the Severance Policy) will be subject to applicable tax withholdings and deductions. The payments and benefits under the Agreement and the Severance Policy are intended to qualify for an exemption from, or to comply with, Section 409A of the Internal Revenue Code of 1986, as amended and the terms of this Agreement will be interpreted accordingly.

Entire Agreement. Provided that the conditions of this offer and your acceptance are satisfied, this Agreement, the Severance Policy and the PIIAA, Arbitration Agreement and Indemnity Agreement shall constitute the full and complete agreement between you and Oportun regarding the terms and conditions of your employment. This Agreement and the enclosed PIIAA, Arbitration Agreement and Indemnity Agreement cancel, supersede and replace any and all prior negotiations, representations or agreements, written and oral, between you and Oportun or any representative or agent of Oportun regarding any aspect of your employment. Except as provided in this Agreement, this Agreement may not be modified or amended unless agreed to by you and the Company (with such agreement reflected in a writing signed by you and a member of the Board acting with the authority of the Board). The invalidity of any provision of this Agreement will not affect the validity of any other provision of this Agreement. This Agreement and any other related agreement between you and Oportun may be delivered in counterparts via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Please confirm your acceptance of this offer by signing and dating this Agreement in the spaces below and return the enclosed copy, along with the other documents specified in the Agreement as needing your signature by April 15, 2026. Upon receipt of these items, we will contact you to begin your on-boarding process. If not accepted by you as of that date, this offer will expire.

We are really looking forward to having you join the Oportun team. If you have any questions, please do not hesitate to call me. Congratulations!

Sincerely,

/s/ Mohit Daswani
Mohit Daswani

Chair of the Compensation and Leadership Committee of the Board of Directors of Oportun Financial Corporation

* * *

By affixing my digital signature below, I acknowledge that I have been furnished with a copy of this Agreement and that I understand, accept, and agree to the terms set forth in this Agreement.

/s/ Doug Bland
Doug Bland

April 15, 2026
Date

Exhibit A